(CNA SURETY LOGO)

FOR IMMEDIATE RELEASE

CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331


                CNA SURETY ANNOUNCES SECOND QUARTER 2005 RESULTS

CHICAGO, JULY 26, 2005 -- CNA Surety Corporation (NYSE:SUR) today reported a net loss for the second quarter of 2005 of $11.9 million, or $0.28 per share, compared to net income of $10.2 million, or $0.24 per share, for the same period in 2004. The net loss for the second quarter of 2005 includes a $40 million pre-tax ($26 million after-tax) charge to establish a reserve for contract surety losses related to the large national contractor described in the Company's previous public filings. Positive impacts of higher earned premium, higher investment income, and a lower expense ratio partially offset the impact of the reserve charge.

In June, the Company's on-going monitoring of the large national contractor revealed significant deterioration in its operations and cash flow. This deterioration primarily occurred within a division that the contractor had previously placed in run off. As a result, the Company determined that it was appropriate to establish a reserve based on an initial estimate of probable surety losses. In addition, the Company will be reevaluating the contractor's current restructuring efforts. Possible changes to the restructuring strategy could result in higher loss estimates and trigger additional reserve actions. If additional reserve actions are required, the Company would retain the next $20 million of loss, with losses above an aggregate of $60 million being covered by reinsurance.

"As a result of our reserve action, our bottom line does not reflect the strong operating results we experienced this quarter," said John Welch, President and Chief Executive Officer. "We reached a new high in gross written premium, other loss activity remained favorable and our expense ratio continued to improve. Because of our capital strength, we can absorb this loss without impact to our operation or the level of support to our customers."

For the quarter ended June 30, 2005, gross written premiums increased 3.4 percent to $106.5 million as compared to the quarter ended June 30, 2004. Contract surety gross written premiums increased 8.9 percent to $66.9 million due primarily to increased volume. Commercial surety gross written premiums decreased 8.0 percent to $31.3 million as continued volume growth in small commercial products was more than offset by declining premiums on large commercial accounts. Ceded written premiums decreased $5.2 million to $11.7 million for the second quarter of 2005 compared to the same period of last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 10.1 percent to $94.8 million from the second quarter of 2004.

For the quarter ended June 30, 2005, the expense ratio improved to 58.7 percent compared to 63.6 percent for the second quarter of 2004. The improved expense ratio reflects higher net earned premium and the impacts of cost reduction initiatives that began in the first quarter of 2004. The loss and combined ratios increased to 73.6 percent and 132.3 percent, respectively, compared to 27.5 percent and 91.1 percent, respectively, for the same period in 2004. The higher loss and combined ratios reflect the reserve charge related to the large national contractor, which added 47 percentage points to these ratios. This was partially offset by an increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program.

Net investment income for the quarter ended June 30, 2005 was $8.1 million compared to $7.5 million during the second quarter of 2004. This reflects the significant increase in invested assets in 2004 and 2005. The annualized pretax yields were 4.3% and 4.5% for the three months ended June 30, 2005 and 2004, respectively.

Net income for the six months ended June 30, 2005 was $2.1 million, or $0.05 per share, compared to $16.6 million, or $0.39 per share, in 2004. The decrease reflects the reserve charge related to the large national contractor, offset by higher net earned premium and higher net investment income.

For the six months ended June 30, 2005, gross written premiums increased 5.5 percent to $209.8 million. Gross written premiums for contract surety increased
10.7 percent to $123.1 million due to volume growth. Commercial surety premiums decreased 4.0 percent to $68.5 million as continued strong volume growth in small commercial products was more than offset by declining premiums on large commercial accounts. Ceded written premiums decreased $10.9 million to $30.3 million for the first six months of 2005 compared to the same period last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 13.8 percent to $179.5 million.

For the six months ended June 30, 2005, the loss, expense, and combined ratios were 50.9 percent, 59.5 percent and 110.4 percent, respectively, compared to
27.5 percent, 68.5 percent, and 96.0 percent, respectively, for the same period in 2004. The higher loss and combined ratios reflect the reserve addition related to the large national contractor, which added 24 percentage points to these ratios. This was partially offset by an increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program. The improved expense ratio reflects higher net earned premium and the impacts of cost reduction initiatives that began in the first quarter of 2004.

For the six months ended June 30, 2005, net investment income increased 11.0 percent to $16.0 million compared to $14.4 million for the same period in 2004. The increase reflects the impact of higher overall invested assets. The annualized pretax yields were 4.3% and 4.5% for the six months ended June 30, 2005 and 2004, respectively. Net realized investment gains were $2.0 million for the first six months of 2005 compared to $2.3 million in the same period of 2004. The realized investment gain in 2005 resulted primarily from the Company's sale of its interest in De Montfort Group, Ltd in the first quarter of 2005.

As of June 30, 2005, stockholders' equity was $449.4 million, up slightly from December 31, 2004 as a result of the year-to-date net income. Combined statutory surplus totaled $241.4 million at June 30, 2005, resulting in a net written premium to statutory surplus ratio of 1.4 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on July 27, 2005. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-268-8047. It will also be broadcast live at http://phx.corporate-ir.net/playerlink.zhtml?c=64019&s=w,&e=1097766 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on July 27 until 12:00 pm on August 14, 2005 by dialing (800) 839-6713, pass code 7240207 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #









- Chart Follows--                      -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                                       JUNE 30,                   JUNE 30,
                                                -----------------------    -----------------------
                                                  2005          2004          2005          2004
                                                ---------     ---------    ---------     ---------
OPERATING RESULTS:

Gross written premiums                          $ 106,544     $ 103,064    $ 209,837     $ 198,943
                                                =========     =========    =========     =========

Net written premiums                            $  94,791     $  86,112    $ 179,501     $ 157,666
                                                =========     =========    =========     =========


Revenues:
  Net earned premiums                           $  85,257     $  77,153    $ 165,820     $ 152,350
  Net investment income                             8,054         7,462       16,025        14,439
  Net realized investment gains                         5            52        2,016         2,282
                                                ---------     ---------    ---------     ---------
     Total revenues                             $  93,316     $  84,667    $ 183,861     $ 169,071
                                                ---------     ---------    ---------     ---------



Expenses:
  Net losses and loss adjustment expenses(1)    $  62,763     $  21,208    $  84,354     $  41,839
  Net commissions, brokerage and
       other underwriting expenses                 50,057        49,069       98,702       104,381
  Interest expense                                    840           506        1,614           848
                                                ---------     ---------    ---------     ---------
     Total expenses                               113,660        70,783      184,670       147,068
                                                ---------     ---------    ---------     ---------


Income (loss) before income taxes                 (20,344)       13,884         (809)       22,003

Income tax expense (benefit)                       (8,409)        3,699       (2,949)        5,444
                                                ---------     ---------    ---------     ---------


NET INCOME (LOSS)                               $ (11,935)    $  10,185    $   2,140     $  16,559
                                                =========     =========    =========     =========

Basic earnings (loss) per common share          $   (0.28)    $    0.24    $    0.05     $    0.39
                                                =========     =========    =========     =========

Diluted earnings (loss) per common share        $   (0.28)    $    0.24    $    0.05     $    0.38
                                                =========     =========    =========     =========

Basic weighted average shares outstanding          43,140        42,994       43,134        42,992
                                                =========     =========    =========     =========


Diluted weighted average shares outstanding        43,140        43,070       43,377        43,071
                                                =========     =========    =========     =========



See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)

                                                  THREE MONTHS ENDED            SIX MONTHS ENDED
                                                        JUNE 30,                    JUNE 30,
                                               ------------------------     ------------------------
                                                 2005           2004           2005           2004
                                               ---------      ---------     ---------      ---------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                    $  66,864      $  61,410     $ 123,135      $ 111,197
   Commercial                                     31,288         33,998        68,501         71,329
   Fidelity and other                              8,392          7,656        18,201         16,417
                                               ---------      ---------     ---------      ---------
                                               $ 106,544      $ 103,064     $ 209,837      $ 198,943
                                               =========      =========     =========      =========
Net written premiums:
  Contract                                     $  56,063         50,706     $  96,115      $  84,609
  Commercial                                      30,336         28,091        65,185         57,360
  Fidelity and other                               8,392          7,315        18,201         15,697
                                               ---------      ---------     ---------      ---------
                                               $  94,791      $  86,112     $ 179,501      $ 157,666
                                               =========      =========     =========      =========


Net earned premiums                            $  85,257      $  77,153     $ 165,820      $ 152,350
Net losses and loss adjustment expenses (1)       62,763         21,208        84,354         41,839
Net commissions, brokerage and other
      underwriting expenses                       50,057         49,069        98,702        104,381
                                               ---------      ---------     ---------      ---------
Underwriting income (loss)                       (27,563)         6,876       (17,236)         6,130
Net investment income                              8,054          7,462        16,025         14,439
Net realized investment gains                          5             52         2,016          2,282
Interest expense                                     840            506         1,614            848
                                               ---------      ---------     ---------      ---------
Income (loss) before income taxes                (20,344)        13,884          (809)        22,003
Income tax expense (benefit)                      (8,409)         3,699        (2,949)         5,444
                                               ---------      ---------     ---------      ---------
NET INCOME (LOSS)                              $ (11,935)     $  10,185     $   2,140      $  16,559
                                               =========      =========     =========      =========


Loss ratio (1)                                      73.6%          27.5%         50.9%          27.5%
Expense ratio                                       58.7           63.6          59.5           68.5
                                               ---------      ---------     ---------      ---------
Combined ratio (1)                                 132.3%          91.1%        110.4%          96.0%
                                               =========      =========     =========      =========


See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                     JUNE 30,                       JUNE 30,
                                                              ------------------------    ---------------------------
                                                                2005          2004           2005           2004
                                                              ---------    -----------    -----------     -----------
     CASH FLOW DATA:

     Net cash provided by (used in) operations                 $53,039       $16,433        $55,571         $59,323


                                                                                             JUNE 30,    DECEMBER 31,
     CONSOLIDATED BALANCE SHEET DATA:                                                          2005         2004
                                                                                            ----------   ------------


     Invested assets and cash                                                               $  814,793   $    766,387
     Intangible assets, net                                                                    138,785        138,785
     Total assets                                                                            1,229,603      1,174,494

     Insurance reserves                                                                        646,024        589,406
     Debt                                                                                       60,538         65,488
     Total stockholders' equity                                                                449,362        446,371

     Book value per share                                                                   $    10.40   $      10.38

     Outstanding shares                                                                         43,225         43,015
                                                                                            ==========   ============


-----------------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were an addition of $127, or 0.2%, and a reduction of $283, or 0.4%, for the three months ended June 30, 2005 and 2004, respectively, and an addition of $127, or 0.1 %, and a reduction of $570, or 0.4%, for the six months ended June 30, 2005 and 2004, respectively.